EXHIBIT 23.1


            Consent of Independent Registered Public Accounting Firm



The Board of Directors
Select Comfort Corporation:

We consent to the use of our reports dated February 2, 2004, with respect to the consolidated balance sheets of Select Comfort Corporation and subsidiaries as of January 3, 2004 and December 28, 2002 and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the fiscal years in the three-year period ended January 3, 2004, and related financial statement schedule, incorporated herein by reference.





                                            /s/ KPMG LLP


Minneapolis, Minnesota
August 17, 2004